Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE INCREASES SCOPE OF WORK AT TERMINALLING FACILITY IN

CUSHING, OKLAHOMA

Facility Project Increased from 12 to 22 Tanks

TULSA, OK – October 11, 2007 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary Matrix Service Inc., has received an increase of its existing Engineering, Fabrication and Construction (EFC) contract with SemCrude, L.P., previously announced on December 21, 2006. SemCrude is part of SemGroup, L.P., which was named No. 5 on Forbes 2006 list of America’s Largest Private Companies. The original project was for the construction of 12 aboveground storage tanks (AST) in Cushing and was valued at $27 million. Recently, the scope of work was increased significantly and the project value has increased to $51 million and includes 22 ASTs with a total capacity of approximately 6.1 million barrels. The initial project had commenced and was on schedule for completion in the summer of 2008. The entire project is now expected to be completed in the second quarter of calendar 2009.

Michael J. Bradley, president and CEO of Matrix Service, said, “This expansion further reinforces our commitment to delivering high quality products and services and timely results in a safe work environment. We continue to strengthen our relationships with existing customers and look forward to providing further support and services to SemCrude as they continue to grow their business.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com